JOHN HANCOCK FUNDS III
AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT
     AMENDMENT made this 11th day of March, 2008, to the Advisory Agreement dated September 21, 2005, as amended, between John Hancock Funds III, a Massachusetts business trust (the “Trust”), and John Hancock Investment Management Services, LLC, a Delaware limited liability company (“JHIMS” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A to this Agreement is revised to add the advisory fees of the following fund:
          John Hancock Global Small Cap Opportunities Fund
2. EFFECTIVE DATE
     This Amendment shall become effective with respect to the fund set forth above (the “Fund”) on the later of: (i) the date of its execution, (ii) approval by the Board of Trustees of the Trust of this Amendment, and (iii) if applicable, the date of the meeting of shareholders (or sole shareholder, if applicable) of the Fund called for the purpose of voting on this Amendment, at which meeting this Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Fund.

JOHN HANCOCK FUNDS III

By:	/s/ Gordon M. Shone Name: Gordon M. Shone
Title: Treasurer

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Bruce R. Speca Name: Bruce R. Speca
Title: Executive Vice President

APPENDIX A

	First	Over
	$1 billion	$1 billion
Portfolio	of Net Assets	of Net Assets
John Hancock Global Small Cap Opportunities Fund	0.90%	0.85%
     The subadvisory fee for the Fund shall be paid daily to the Adviser. The daily fee will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Fund as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the subadvisory fee changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-1